Exhibit 10.5

NOTIFICATION OF NON-STATUTORY STOCK OPTION AWARD

UNDER THE FLEXSTEEL INDUSTRIES, INC. OMNIBUS STOCK PLAN

(Director form)

Name of Optionee:
Effective Date:
Number of Shares Covered:	Date of Grant:
Exercise Price Per Share:	Expiration Date:

Flexsteel Industries, Inc. (the “Company”) hereby grants you an option (the “Option”) under this Notification of Non-Statutory Stock Option Award (the “Notification of Award”), under the Flexsteel Industries Inc. Omnibus Stock Plan (the “Plan”). [See Attachment C, “Omnibus Stock Plan.”] The Options granted under this Notification of Award are subject to the following terms and conditions:

1.	Stock Option. The Option is not intended to be an Incentive Stock Option within the meaning of Section 422 of the Code.
2.	Purchase Price. The purchase price of the Stock is the Exercise Price Per Share, which shall not be less than the Fair Market Value of the Stock on the Date of Grant.
3.	Expiration Date. Except to the extent the right to exercise any unvested portion of this Option is terminated earlier under Section 6, the Option will expire on the Expiration Date. The Expiration Date shall not be more than ten years from the Date of Grant. You are solely responsible for exercising this Option, if at all, prior to its Expiration Date. The Company has no obligation to notify you of this Option’s expiration.
4.	Exercise Period. The Option may only be exercised prior to the Expiration Date. Your right to exercise some or all of the Option may be terminated before the Expiration Date as provided in Section 6, relating to termination of your participation on the Board of Directors. In all cases, you may only exercise the Option to the extent the Option has vested as stated in the Notification of Award.
5.	Transferability. The Option may be exercised during your lifetime only by you. You may not transfer the Option, other than by will or the laws of descent and distribution.
6.	Termination of Services as a Board Member. All of your rights in this Option, to the extent not previously vested, shall terminate upon your termination of services as a member of the Board of Directors, except as described in this Section 6. With respect to the vested and exercisable portion of the Option, and subject to subsection (f):

(a) In the event of your termination of services due to reasons other than death, Disability, Termination for Cause (see Attachment A, “Definitions”) or termination on or after your Retirement Date, the Option may be exercised (to the extent exercisable at the date of termination) by you within three months after the date of termination of services.

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(b) In the event of your termination of services on or after your Retirement Date, the Option may be exercised (to the extent exercisable at the date of termination) by you within three years after the date of termination of services.

(c) In the event of your termination of services due to Disability, the Option may be exercised in full by you within one year after the date of termination of services.

(d) In the event of your termination of services due to death, the Option may be exercised in full by your estate or by a person who acquires the right to such Option by bequest or inheritance or by reason of your death, within one year after the date of termination of services.

(e) In the event of your Termination for Cause, the Option and your right to exercise the Option shall terminate immediately.

(f) Notwithstanding anything in this Notification of Award, in no event may the Option be exercised after the Expiration Date.

Notwithstanding anything else in this Notification of Award, in no event may the Option be exercised after the Expiration Date.

7.	Method of Exercise; Use of Company Stock.

(a) The Option may be exercised by delivering written notice of exercise to the Company at the principal executive office of the Company, to the attention of the Company’s Secretary. The notice must state the number of Shares to be purchased, and must be signed by the person exercising the Option. If you are not the person exercising the Option, the person also must submit appropriate proof of his/her right to exercise the Option. The Company may designate a third party to administer the option program in which case the third party may receive any required notice.

(b) Upon giving notice of any exercise hereunder, you must provide for payment of the purchase price of the Shares being purchased through one or a combination of the following methods:

(i) Purchase. By paying cash (including check paid to the Company, wire transfer, bank draft, or money order);

(ii) Delivery of Shares. By delivery or tender to the Company of unencumbered Shares (by actual delivery or attestation) having an aggregate Fair Market Value on the date the Option is exercised equal to the purchase price of the Shares being purchased pursuant to the Option, or a combination thereof, as determined by the Committee (provided, however, that no fractional Shares will be issued or accepted);

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(iii) Broker-Assisted Cashless Exercise. By directing a stockbroker designated by the Company to effect a broker assisted cashless exercise to sell Shares issued on exercise of the Option and remitting the proceeds of such sale to the Company; or

(iv) Net Exercise. By instructing the Company to withhold Shares having an aggregate Fair Market Value on the date of exercise less than or equal to the purchase price of the Shares acquired upon exercise; provided that this method of exercise may only be used to deliver net shares to you and no cash compensation may be provided.

In no event will you be permitted to pay any portion of the purchase price with Shares, though a broker-assisted cashless exercise or through net exercise, if the Committee, in its sole discretion, determines that payment in such manner could have adverse tax or financial accounting consequences for the Company.

8.	Withholding. In any case where withholding is required or advisable under federal, state or local law in connection with any exercise by you under this Notification of Award, the Company is authorized to withhold appropriate amounts from amounts payable to you, or may require that you remit to the Company an amount equal to such appropriate amounts. Upon the exercise of the Option, you may elect, subject to the approval of the Committee and compliance with applicable laws and regulations, to satisfy any withholding requirements, in whole or in part, by having the Company withhold Stock having a Fair Market Value, on the date the tax is to be determined, equal to the standard required withholding rates for non-periodic payments. In no event will the Company be required to permit the exercise of the Option unless the applicable withholding requirements are satisfied.

9.	Changes in Capitalization, Dissolution, Liquidation, Reorganization, Acquisition. The terms stated in the Notification of Award are subject to modification upon the occurrence of certain events as described in Section 16 of the Plan.

10.	Severability. In the event any provision of this Notification of Award is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Notification of Award, and the Notification of Award will be interpreted and enforced as if the illegal or invalid provision had not been included.

11.	No Right to Continued Participation on the Board. The Notification of Award will in no way provide you with any right to continue to provide services as a member of the Board of Directors.

12.	Tax Advice. You acknowledge that you have not looked to or relied upon the Company or any of its officers, directors, optionees, shareholders, accountants or legal counsel for tax advice concerning the tax consequences of the grant to, and your exercise of, the Option and that you have obtained such advice, to the extent you determine that it is necessary, from other sources located by you.

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13.	No Shareholder Rights. You will have no rights as a shareholder with respect to any Stock subject to the Option prior to the date of exercise of the Option and, after such date, will only have rights as a shareholder with respect to the Stock acquired upon exercise.

14.	Governing Terms. This Notification of Award is made according to the provisions of the Plan. The terms of the Plan are incorporated by reference in this Notification of Award. Terms used in this Notification of Award have the meanings used in the Plan unless the context clearly requires otherwise. In the event of a conflict between the provisions of the Plan and the provisions of this Notification of Award, the provisions of the Plan will govern.

15.	Entire Understanding. This Notification of Award constitutes the entire understanding of your and the Company with respect to the subject matter of this Notification of Award, and, except as otherwise provided in the Plan, may not be amended, changed, modified, terminated, or waived other than by written instrument signed by your and the Company. This Notification of Award supersedes all prior oral or written agreements and understandings between you and the Company concerning the subject matter of the Notification of Award, including any implied or express representations regarding the your ownership of any interest in the Company or its property, and any prior oral or written agreements conveying stock option rights to you.

16.	Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By accepting the Option, you acknowledges that: (a) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) the grant of the Option is a one-time benefit that does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (c) all determinations with respect to any such future grants, including but not limited to, the times when options will be granted, the number of shares of Stock subject to each option, the Exercise Price Per Share, and the time or times when each option will be exercisable, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the value of the Option is an extraordinary item of compensation that is outside the scope of your employment agreement, if any, with the Company; (f) the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payment, bonus, long-service award, pension or retirement benefit or similar payment; (g) the future value of the Stock subject to the Option is unknown and cannot be predicted with certainty; and (h) if the Stock subject to the Option does not increase in value, the Option will have no value.

17.	Beneficiary Designation. If your provision of services for the Company as a member of the Board of Directors is terminated as a result of your death, someone other than you may become entitled to exercise this Option, as provided in Section 6 of this Notification of Award. The Plan permits you to designate a beneficiary to exercise the vested portion of this Option in the event of your death. Any beneficiary can be named and you may change your beneficiaries at any time by submitting such designation, in writing, to the Company. (See Attachment B, “Beneficiary Designation of Director”)

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FLEXSTEEL INDUSTRIES, INC.:

By:	Karel K. Czanderna
Its:	President & CEO

Date

OPTIONEE:

Name

Date

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ATTACHMENT A

Definitions

The Capitalized term used in this Notification of Award have the meanings set forth below.

“Termination for Cause” means the involuntary termination of services as a member of the Board of Directors as a result of malfeasance arising from the performance of your duties as a director which has a materially adverse effect on the business of the Company.

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ATTACHMENT B

FLEXSTEEL INDUSTRIES, INC.

OMNIBUS STOCK PLAN

DIRECTOR NONQUALIFIED STOCK OPTION

BENEFICIARY DESIGNATION OF DIRECTOR

Under the Flexsteel Industries, Inc. Omnibus Stock Plan, I, ________________________________, hereby designate the following as beneficiary of any portion of my award which has been earned according to the terms of the Plan and unpaid at the time of my death.

A.	Primary Beneficiary

B.	Contingent Beneficiary:

Signature:

Name:

Date:

*This election is valid until a later dated designation is completed and filed with the Company.

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ATTACHMENT C

FLEXSTEEL INDUSTRIES, INC.

OMNIBUS STOCK PLAN

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